As filed with the Securities and Exchange Commission on June 6, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lowe’s Companies, Inc.

(Exact name of registrant as specified in its charter)

North Carolina	56-0578072
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1000 Lowe’s Boulevard Mooresville, North Carolina	28117
(Address of Principal Executive Offices)	(Zip Code)

Lowe’s Companies Employee Stock Purchase Plan –

Stock Options For Everyone

(Full title of the plan)

Gaither M. Keener, Jr.

Chief Legal Officer,

Chief Compliance Officer and Secretary

1000 Lowe’s Boulevard

Mooresville, North Carolina 28117

(Name and address of agent for service)

(704) 758-1000

(Telephone number, including area code, of agent for service)

Copy to:

Dumont Clarke, IV, Esq.

Moore & Van Allen PLLC

100 North Tryon Street, Suite 4700

Charlotte, North Carolina 28202-4003

(704) 331-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, $0.50 par value	25,000,000	$26.37	$659,250,000	$75,550.05

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of additional shares of Common Stock of the Registrant that become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based upon the average of the high and low sales prices of the Registrant’s Common Stock reported on the New York Stock Exchange on June 4, 2012, which prices were $26.70 and $26.03, respectively.

EXPLANATORY NOTE

We are filing this Registration Statement on Form S-8 to register an additional 25,000,000 shares of common stock which have been reserved for issuance under the Lowe’s Companies Employee Stock Purchase Plan – Stock Options for Everyone, as amended (the “Plan”) of Lowe’s Companies, Inc. (the “Registrant”). This increase was approved by the Registrant’s Board of Directors on January 27, 2012, subject to approval by the Registrant’s shareholders. On June 1, 2012, the Registrant’s shareholders approved the increase in the number of shares reserved for issuance under the Plan.

This Registration Statement on Form S-8 registers additional securities of the same class as other securities for which Registration Statements on Form S-8 relating to the Plan are effective. Accordingly, pursuant to General Instruction E to Form S-8, the Registrant hereby incorporates by reference herein the contents of such Registration Statements on Form S-8 (Registration Nos. 333-143266 and 333-36096) and hereby deems such contents to be a part hereof, except as otherwise updated or modified by this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.	Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the Registrant’s Restated Charter, as amended (the “Restated Charter”), the Registrant’s Bylaws, as amended and restated (the “Bylaws”), and sections of the North Carolina Business Corporation Act (the “NCBCA”) referred to below.

Sections 55-8-50 through 55-8-58 of the NCBCA and the Registrant’s Restated Charter and Bylaws provide for indemnification of the Registrant’s directors and officers in a variety of circumstances, which may include liabilities under the Securities Act.

The NCBCA provides directors and officers with a right to indemnification when the director or officer has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation. The NCBCA also permits a corporation to indemnify directors and officers who met a certain standard of conduct. Directors and officers are also entitled to apply to a court for an order requiring the corporation to indemnify the director or officer in a particular case. The court may grant such an order if it determines the director or officer (i) has a right to indemnification (as described above), or (ii) is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. Nevertheless, under the NCBCA, a corporation may not indemnify a director or officer in connection with a proceeding by or in the right of the corporation in which the director or officer is adjudged liable to the corporation, or (b) in connection with any other proceeding charging improper personal benefit to a director or officer who is adjudged liable on the basis that personal benefit was improperly received by such director or officer. The Registrant’s Restated Charter provides that, to the full extent permitted by the NCBCA, the Registrant shall indemnify any director from liability incurred as a director of the Registrant.

The NCBCA also authorizes a corporation to indemnify directors and officers beyond the indemnification rights granted by law. The Registrant’s Bylaws provide that any person who serves or has served as a director or officer of the Registrant, or in such capacity at the request of the Registrant for any other corporation, partnership, joint venture, trust or other enterprise, will be indemnified by the Registrant to the fullest extent permitted by law against (i) reasonable expenses, including attorneys’ fees, actually and necessarily and as incurred by such person in connection with any threatened, pending or completed action, suit or proceeding seeking to hold such person liable by reason of the fact that he or she is or was acting in such capacity, and (ii) payments made by such person in satisfaction of any judgment, money decree, fine, penalty or reasonable settlement for which he or she may have become liable in any such action, suit or proceeding. The Registrant’s Bylaws further provide that the Registrant may not, however, indemnify any person against liability or litigation expense he or she may incur on account of his or her activities which were at the time they were taken known or believed by such person to be clearly in conflict with the best interests of the Registrant. Also, the Bylaws provide that the Registrant may not indemnify any director with respect to any liability arising out of Section 55-8-33 of the NCBCA (relating to unlawful declaration of dividends) or any transaction from which the director derived an improper personal benefit as provided in Section 55-2-02(b)(3) of the NCBCA.

The Registrant’s Restated Charter provides that, to the full extent permitted by the NCBCA, a director of the Registrant shall not be liable for monetary damages for breach of any duty as a director. Section 55-2-02(b)(3) of the NCBCA currently permits North Carolina corporations to limit or eliminate the liability of a director for monetary damages for breach of any duty as a director, except for liability with respect to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the corporation, (ii) any liability under Section 55-8-33 of the NCBCA for unlawful distributions from the corporation, (iii) any transaction from which the director derived an improper personal benefit and (iv) acts or omissions occurring prior to the date the provision of the corporation’s charter limiting or eliminating the liability of its directors became effective.

In addition, Section 55-8-30(d) of the NCBCA provides that a director is not liable for any action taken as a director, or any failure to take any action, if he or she performed the duties of his or her office in compliance with the general standards of conduct applicable to directors of North Carolina corporations.

The Registrant maintains an insurance policy for the benefit of directors and officers insuring them against claims that are made against them by reason of any wrongful act (as defined) committed in their capacity as directors or officers.

Item 8.	Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit No.	Description

4.1	Restated Charter of Lowe’s Companies, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-Q filed September 1, 2009)

4.2	Bylaws of Lowe’s Companies, Inc., as amended and restated (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed January 31, 2012)

4.3	Lowe’s Companies Employee Stock Purchase Plan – Stock Options For Everyone, as amended and restated effective June 1, 2012 (incorporated by reference to Appendix B to the Registrant’s Form DEF 14A filed April 13, 2012)

5.1*	Opinion of Moore & Van Allen PLLC

15.1*	Deloitte & Touche LLP Letter re: Unaudited Interim Financial Information

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Moore & Van Allen PLLC (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page to this Registration Statement)

*	Filed herewith

Item 9.	Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on this 6th day of June, 2012.

LOWE’S COMPANIES, INC.

By:	/s/ Gaither M. Keener, Jr.
Gaither M. Keener, Jr.
Chief Legal Officer, Chief Compliance Officer and Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Gaither M. Keener, Jr. and Robert F. Hull, Jr., and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with any and all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and with such state securities authorities as may be appropriate, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as any of them might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 6th day of June, 2012:

Signature	Title

/s/ Robert A. Niblock Robert A. Niblock	Chairman of the Board of Directors, President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Robert F. Hull, Jr. Robert F. Hull, Jr,	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Matthew V. Hollifield Matthew V. Hollifield	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ Raul Alvarez Raul Alvarez	Director

/s/ David W. Bernauer David W. Bernauer	Director

/s/ Leonard L. Berry Leonard L. Berry	Director

/s/ Peter C. Browning Peter C. Browning	Director

/s/ Richard W. Dreiling Richard W. Dreiling	Director

/s/ Dawn E. Hudson Dawn E. Hudson	Director

/s/ Robert L. Johnson Robert L. Johnson	Director

/s/ Marshall O. Larsen Marshall O. Larsen	Director

/s/ Richard K. Lochridge Richard K. Lochridge	Director

/s/ Eric C. Wiseman Eric C. Wiseman	Director

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Restated Charter of Lowe’s Companies, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-Q filed September 1, 2009)

4.2	Bylaws of Lowe’s Companies, Inc., as amended and restated (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed January 31, 2012)

4.3	Lowe’s Companies Employee Stock Purchase Plan – Stock Options For Everyone, as amended and restated effective June 1, 2012 (incorporated by reference to Appendix B to the Registrant’s Form DEF 14A filed April 13, 2012)

5.1*	Opinion of Moore & Van Allen PLLC

15.1*	Deloitte & Touche LLP Letter re: Unaudited Interim Financial Information

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Moore & Van Allen PLLC (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page to this Registration Statement)

*	Filed herewith